Exhibit 10.37

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Theravance, Inc. (the “Company”) on the following terms:

Name of Recipient:                                                                                                                                       «Name»

Total Number of Shares Granted:                                                             «TotalShares»

Date of Grant:                                                                                                                                                                 «DateGrant»

Vesting Schedule:

Vesting of the shares is dependent upon achievement of both the performance-based conditions and service-based conditions set forth below, both of which must be satisfied in order for the shares to vest.

Performance-Based Conditions

Upon achievement of any one of the performance targets set forth below on or prior to its deadline, the performance-based conditions will be achieved.  The performance target will not be deemed achieved unless and until the Compensation Committee of the Board of Directors certifies in writing that it has been achieved.  Minutes of a Compensation Committee meeting or an action by unanimous written consent with resolutions approving achievement constitute written certification.

Performance Target	Deadline for Achieving Performance Target
«Performance Target #1»	«Deadline Date»
«Performance Target #2»	«Deadline Date»
«Performance Target #3»	«Deadline Date»

Service-Based Conditions

Subject to achievement of the performance-based conditions described above, the service-based conditions will be satisfied and the shares granted under this award will vest in equal quarterly installments over approximately four years as follows: «InitialPercentage»% on «InitialVestDate»; «SubsequentPercentage»% on «SecondVestDate»; and an additional «SubsequentPercentage»% on the final day of each 3-month period thereafter (each, a “Vesting Date”), provided that you remain in continuous service as an employee or consultant of the Company, a Parent, a Subsidiary or an Affiliate (“Service”) through such Vesting Date.  Notwithstanding the foregoing, vesting of the shares will be delayed until the performance-based conditions are achieved, at which point the shares that would have vested on the Vesting Date(s) prior to achievement of the performance-based conditions will vest in a lump sum on the Vesting Date immediately following Compensation Committee certification of the achievement of the performance target, provided that you remain in continuous Service through such Vesting Date.

You and the Company agree that these shares are granted under and governed by the terms and conditions of the Theravance, Inc. 2004 Equity Incentive Plan (the “Plan”) and of the Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

You agree to cover the applicable withholding taxes as set forth more fully herein.  In connection with your receipt of these shares, you are simultaneously entering into a trading arrangement that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934 (a “10b5-1 Plan”).  As of the date of the Agreement, you are not aware of any material nonpublic information concerning the Company or its securities, or, as of the date any sales are effected pursuant to the 10b5-1 Plan, you will not effect such sales on the basis of material nonpublic information about the securities or the Company of which you were aware at the time you entered into the Agreement.

2

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK AGREEMENT

Payment for Shares

The shares have been awarded to you in consideration of your past service to the Company and no payment is required for the shares that you are receiving, except for satisfying any withholding taxes that may be due as a result of the grant of this award or the vesting or transfer of the shares.

Transfer

On the terms and conditions set forth in the Notice of Restricted Stock Award and this Agreement, the Company agrees to transfer to you the number of shares of its Common Stock set forth in the Notice of Restricted Stock Award.

Vesting

The shares will vest as shown in the Notice of Restricted Stock Award.

The shares are eligible for vesting acceleration under the Company’s Change in Control Severance Plan and 2009 Change in Control Severance Plan (each, a “Severance Plan”) to the extent you are eligible to participate in either such Severance Plan.

No additional shares vest after your Service has terminated for any reason, except as set forth in the Notice of Restricted Stock Award, in this Agreement or, to the extent you are eligible to participate in a Severance Plan, in a Severance Plan.

It is intended that vesting in the shares is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Shares Restricted

Unvested shares will be considered “Restricted Shares.”

You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Company, except as provided in the next sentence. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service.

This means that the Restricted Shares will revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose.

In addition, even if your Service has not terminated, if the performance target set forth in the Notice of Restricted Stock Award is not achieved prior to its deadline, then the shares will be forfeited on the date of the Compensation Committee certification described in the Notice of Restricted Stock Award.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. If your leave of absence (other than a military leave) lasts for more than 6 months, then vesting will be suspended on the day that is 6 months and 1 day after the leave of absence began. Vesting will resume effective as of the second vesting date after you return from leave of absence provided you have worked at least one day during that vesting period.

In the case of all leaves, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you and the Company agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the shares vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Stock Certificates

The Restricted Shares are issued in book-entry form, registered in your name, and held in escrow at the Company’s designated brokerage pending the date on which shares vest. After shares vest, the Company will release from escrow the number of shares of Common Stock representing your vested shares, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be.

Voting Rights	You may vote your shares even before they vest.

Dividend Rights

Any cash dividends distributed with respect to Restricted Shares shall be subject to the same terms and conditions as apply to the Restricted Shares to which they relate and shall be paid to you (less all applicable withholding taxes) promptly upon vesting.

Withholding Taxes	No shares will be released to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations for applicable taxes.

You authorize the Company to instruct the broker whom it has selected for this purpose to sell a number of shares of Common Stock to be released to you upon the vesting of your Restricted Shares or a lesser number necessary to meet tax withholding obligations. Such sales shall be effected at a market price following the date that the Restricted Shares vest.

You acknowledge that the proceeds of any such sale may not be sufficient to satisfy your withholding obligations. To the extent the proceeds from such sale are insufficient to cover the taxes due, the Company may in its discretion (a) withhold the balance of all applicable taxes legally payable by you from your wages or other cash compensation paid to you by the Company and/or (b) withhold in shares of Common Stock, provided that the Company only withholds an amount of shares not in excess of the amount necessary to satisfy the minimum withholding amount. The fair market value of withheld shares, determined as of the date taxes otherwise would have been withheld in cash, will be applied against the withholding taxes. Even if the Company satisfies the obligation for taxes by withholding a number of shares of Common Stock as described above, you will be deemed to have received the full number of shares released from restrictions, including the number of shares sold or withheld to satisfy tax withholding obligations.

Rule 10b5-1 Plan

You acknowledge that the instruction to the broker to sell in the foregoing section is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the “Exchange Act”), and to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a “10b5-1 Plan”). This 10b5-1 Plan is adopted to be effective as of the first date on which Restricted Shares vest. This 10b5-1 Plan is being adopted to permit you to sell a number of shares to be released to you upon the vesting of Restricted Shares sufficient to pay withholding taxes that become due as a result of this award or the vesting of the Restricted Shares or, if you elect within thirty days following notification via the broker whom the Company has selected for this purpose of your restricted stock award, to permit you to sell all of the vested Restricted Shares. You hereby appoint the Company as your agent and attorney-in-fact to instruct the broker with respect to the number of shares to be sold under this 10b5-1 Plan.

You hereby authorize the broker to sell the number of shares of Common Stock determined as set forth above and acknowledge that the broker is under no obligation to arrange for such sale at any particular price. You acknowledge that the broker may aggregate your sales with sales occurring on the same day that are effected on behalf of other Company employees pursuant to sales of shares vesting under Company options, restricted stock awards or restricted stock unit awards and your proceeds will be based on a blended price for all such sales. You acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Common Stock during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the Nasdaq Global Market, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the broker’s counsel is likely not to comply) with Rule 144 under the Securities Act of 1933, if applicable, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption or administration of 10b5-1 plans.

Restrictions on Resale

You agree not to sell any shares at a time when applicable laws, regulations, Company policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company, a Parent, a Subsidiary or an Affiliate in any capacity. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Additional or Exchanged Securities and Property

In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a recapitalization or a similar transaction affecting the Company’s outstanding Common Stock, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall be subject to the same terms and conditions

(including, without limitation, vesting and forfeiture) as are applicable to the Restricted Shares under this Agreement and the Plan. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to Delaware choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE
TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.